Exhibit 99.2
Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2026	2025
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$786,399	$755,049
Management fee revenue - administrative services	19,475	17,645
Administrative services reimbursement revenue	200,096	210,273
Service agreement revenue	5,941	6,432
Total operating revenue	1,011,911	989,399

Operating expenses
Cost of operations - policy issuance and renewal services	645,028	627,750
Cost of operations - administrative services	200,096	210,273
Total operating expenses	845,124	838,023
Operating income	166,787	151,376

Investment income
Net investment income	23,560	19,948
Net realized and unrealized investment (losses) gains	(765)	502
Net impairment losses recognized in earnings	(676)	(914)
Total investment income	22,119	19,536

Other income	1,420	3,834
Income before income taxes	190,326	174,746
Income tax expense	39,852	36,329
Net income	$150,474	$138,417

Net income per share
Class A common stock – basic	$3.23	$2.97
Class A common stock – diluted	$2.88	$2.65
Class B common stock – basic and diluted	$485	$446

Weighted average shares outstanding – Basic
Class A common stock	46,188,850	46,188,903
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,300,180	52,304,384
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$1.4625	$1.365
Class B common stock	$219.375	$204.75

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $39,549 and $30,189, respectively)	$268,616	$345,874
Available-for-sale securities	53,995	33,902
Available-for-sale securities lent	870	3,436
Receivables from Erie Insurance Exchange and affiliates, net	743,236	735,589
Prepaid expenses and other current assets, net	79,713	66,061
Accrued investment income	14,469	14,311
Total current assets	1,160,899	1,199,173

Available-for-sale securities, net	1,296,154	1,286,566
Equity securities	67,889	70,624
Available-for-sale and equity securities lent	54,417	61,063
Fixed assets, net	579,649	571,476
Agent loans, net	102,436	93,953
Defined benefit pension plan	66,617	24,137
Other assets, net	48,617	48,489
Total assets	$3,376,678	$3,355,481

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$440,465	$425,320
Agent incentive compensation	58,393	132,560
Accounts payable and accrued liabilities	229,421	200,701
Dividends payable	68,109	68,109
Contract liability	47,432	47,561
Deferred executive compensation	6,466	9,400
Securities lending payable	49,621	61,936
Total current liabilities	899,907	945,587

Defined benefit pension plan	34,023	33,410
Contract liability	22,936	23,274
Deferred executive compensation	24,023	22,050
Deferred income taxes, net	19,982	24,788
Other long-term liabilities	22,286	22,998
Total liabilities	1,023,157	1,072,107

Shareholders’ equity	2,353,521	2,283,374
Total liabilities and shareholders’ equity	$3,376,678	$3,355,481
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